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                                                                     Exhibit 5.1


                                  [LETTERHEAD]




Flextronics International Ltd.
11 Ubi Road 1, #07-01/02,
Meiban Industrial Building,
Singapore 408723.                                               27th March, 2001

Dear Sirs,


                      REGISTRATION STATEMENT ON FORM S-8 OF
                 FLEXTRONICS INTERNATIONAL LTD. (THE "COMPANY")


1. At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") filed or to be filed by the Company with the Securities and Exchange Commission on or about 26th March, 2001 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 15,000 ordinary shares of S$0.01 each in the capital of the Company ("Ordinary Shares") (the "Option Shares") subject to issuance by the Company upon the valid exercise of purchase rights represented by outstanding share options granted under the Company's 2001 Non-U.S. Employee Share Purchase Plan (the "2001 ESPP").

2. As your Singapore counsel, we have examined the proceedings taken by the Company in connection with:

     (a)  the adoption of the 2001 ESPP;

     (b) the maximum number of Ordinary Shares authorised for issuance under the 2001 ESPP; and

     (c) the procedures (as set out in the terms of the 2001 ESPP and as set out in the resolutions passed by the Board of Directors of the Company on March 1, 2001) for the exercise of the purchase rights represented by outstanding share options granted under the 2001 ESPP, and the allotment and issuance of new Ordinary Shares arising from the exercise of the purchase rights represented by outstanding share options granted under the 2001 ESPP (the "Company's Allotment Procedures").

3. We have also made such other examinations of law and fact as we have considered necessary in order to form a basis for the opinion hereafter expressed.

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[ALLEN & GLEDHILL]                                                    PAGE NO. 2


4.   Based on the foregoing and assuming that:

     (a) the total issued and paid-up share capital of the Company consequent upon the issue of the Option Shares from time to time will not exceed the authorised share capital of the Company at any time; and

     (b) there shall be subsisting a valid authority given pursuant to Section 161 of the Singapore Companies Act, Chapter 50 in respect of the issue of the Option Shares from time to time,

     we are of the opinion that the Option Shares allotted and issued by the Company (i) upon the exercise of the purchase rights represented by outstanding share options granted under the 2001 ESPP in accordance with their respective terms against full payment of the applicable exercise price, (ii) pursuant to the Company's Allotment Procedures, and (iii) represented by share certificates issued by the Company in respect of such Option Shares, will be legally issued and fully-paid.

5. We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto.


                                       Yours faithfully,



                                       /s/ Allen & Gledhill